Exhibit 10.3

MANAGEMENT AGREEMENT

This Management Agreement (this "Management Agreement") is entered into as of the 31st day of December, 2012, by and between CompuLab Ltd., a company incorporated under the laws of the State of Israel, having its offices at 17 Ha'yetzira st., Yokneam Illit, Israel (hereinafter referred to as the “Company”); and TechnoPlus Ventures Ltd., a company incorporated under the laws of the State of Israel, having its offices at 132 Menahem Begin St., Tel Aviv, Israel (hereinafter referred to as “TechnoPlus”).

Each of the Company and TechnoPlus may be hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS	the Company wishes to engage TechnoPlus for the rendering of certain management services, and TechnoPlus agrees to render such services to the Company; and

WHEREAS	the Parties wish to regulate and establish the terms of the said services in accordance with the Shareholders Agreement dated as of December 31, 2012 (the "Shareholders Agreement") and the terms and conditions set forth in this Management Agreement;

NOW, THEREFORE, the Parties hereto hereby agree as follows:

1.	Interpretation

1.1.	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Management Agreement. The recitals and Appendixes hereto form an integral part of this Management Agreement.

1.2.	Capitalized terms used but not defined herein shall have the respective meanings given them in the Shareholders Agreement.

2.	Services

2.1.	TechnoPlus agrees to provide the Company, and the Company agrees to receive from TechnoPlus management services, including but not limited to, involvement in the ongoing business management of the Company, involvement and consultation with respect to significant business issues and development of the Company's business and business relationships, introducing to the Company potential partners and any other services as may be agreed between the Parties from time to time (the "Services").

2.2.	TechnoPlus shall provide the Services by its qualified and experienced personnel, as may be determined by TechnoPlus from time to time.

2.3.	The Parties will coordinate the manner of providing the Services, including by weekly meeting between the Parties' representatives, or otherwise as may be agreed between the Parties.

3.	Management Fee

3.1.	As full and complete consideration for the Services to be rendered hereunder, TechnoPlus shall be entitled to a monthly payment to be calculated as follows: a varying amount of NIS 17,500 which will be updated once a year according to changes of the Company's sales, as published in the Company's annual financial statements (relatively to the Company's sales in the fiscal year 2011, which were NIS 78M) plus a fixed amount of NIS 5000, excluded VAT (the "Management Fee").

For example, if according to Company's annual financial statements of the fiscal year 2012, the Company's sales would be NIS 83M, the Management Fee will be: 17,500 * (83/78) = NIS 18,621, excluded VAT.

3.2.	The Management Fee will be paid on or before the 9 (ninth) business day of each calendar month to TechnoPlus, against the issuance of tax invoice by TechnoPlus.

3.3.	In addition, the Company shall reimburse TechnoPlus for any reasonable costs and expenses related to the provision of the Services to the Company. No payment shall be made, unless it is documented adequately with a duly issued invoice or receipt.

3.4.	TechnoPlus shall bear and pay any and all taxes and/or other payments required by law in connection with any payment received by it pursuant to this Management Agreement (the “Taxes”). If required under applicable law, the Company shall make any deductions and/or payments to the applicable government authorities, such as the Income Tax Authority.

3.5.	TechnoPlus expressly agrees that Company shall not be responsible in any way for any state benefits, including, without limitation, contributions or deductions with respect to National Insurance, unemployment insurance and governmental withholding taxes and the Company shall not make any withholdings from TechnoPlus’s compensation with respect to such.

4.	Representations Warranties and Undertakings

TechnoPlus hereby represents, warrants and undertakes as follows:

4.1.	TechnoPlus is entitled to enter into this Management Agreement and to perform all of its obligations hereunder, and there are no undertakings, impediments, or agreements preventing it from entering into this Agreement and/or performing any of its obligations and undertakings herein.

4.2.	The fulfillment of the undertakings pursuant to this Management Agreement does not breach, and will not breach, any other agreement or undertaking for the preservation of confidentiality and non-competition to which TechnoPlus is a party or bound to.

5.	Term and Termination of Agreement

This Management Agreement shall enter into force and effect upon the date hereinabove and shall be terminated upon the earlier of (i) TechnoPlus ceased to hold any part of the Company's share capital, and (ii) dissolution, liquidation or other winding up of the Company.

6.	No Employer-Employee Relationship

6.1.	TechnoPlus and anyone on its behalf shall at all times remain independent contractor to, and not agents or employees of the Company and anyone on its behalf.

6.2.	In case the Company shall be required to make any additional payments to TechnoPlus pursuant to any law, deriving from an employment relationship, or in any case the Company shall incur expenses, including legal fees and court fees, as a result of a legal dispute regarding the existence of an employment relationship between the Parties and/or anyone on their behalf, TechnoPlus shall fully indemnify the Company for any such payments and expenses incurred by the Company.

7.	Miscellaneous

7.1.	Any modification or deletion of any clause in this Management Agreement or its exhibits shall be done only by way of written instrument executed by both parties hereto.

7.2.	This Management Agreement shall be governed by and construed under the laws of the State of Israel, without regard to the conflict of law provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

7.3.	No waiver by either party hereto of any rights granted to them under this Management Agreement shall serve as a precedent for identical cases; such waiver shall not be applied by way of analogy to similar cases; and such waiver shall not preclude the ability of the Company or TechnoPlus to exercise any rights which they have waived.

7.4.	This Management Agreement is in accordance with the Shareholders Agreement and in addition to its terms and conditions, and does not derogate from its force and effect. This Management Agreement supersedes all other prior understandings, agreements, and memoranda, whether oral or written, which were made prior to the signing of this Agreement, and they are hereby annulled.

7.5.	In the event that one or more of the provisions of this Management Agreement should be held unenforceable and/or invalid for any reason, this shall not affect the enforceability or validity of the remaining provisions, and both parties shall endeavor to carry out the provisions of this Agreement according to its spirit and its language, including by way of replacing such unenforceable and/or invalid provisions with alternate provisions whose results are identical in their essence.

7.6.	All notices, requests, demands, instructions or other communications required or permitted to be given under this Management Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally on the same business day; or, mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given 3 business days after such delivery, to the address set forth on the first page of this Agreement; or, if by facsimile transmission which gives the sender proof of delivery, within 1 business day after the facsimile is sent. Either Party hereto may change the address to which such communications are to be directed by giving written notice to the other Party of such change in the manner above provided.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TechnoPlus Ventures Ltd.		CompuLab Ltd.

By:	Chen Katz, Yanir Farmber	By:	/s/ Gideon Yampolsky
Title:	Chief Executive Officer, Executive Chairman	Title:	Chairman of the Board of Directors and Chief Executive Officer
Signature:	/s/ Chen Katz, /s/ Yanir Farber	Signature:	/s/ Gideon Yampolsky

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